[EMJ LETTERHEAD]

EXHIBIT 10.44

                         , 2005

«FirstName» «LastName»

«JobTitle»

«Address1»

«Address2»

«City», «State» «PostalCode»

Re:	Disposition of Stock Options

Dear «FirstName»:

The Earle M. Jorgensen Company (“EMJ”) has agreed to consummate a merger and financial restructuring transaction (the “Transaction”) pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization dated as of December 17, 2004 by and among Earle M. Jorgensen Holding Company, Inc. (“Holding”), EMJ and EMJ Metals LLC (the “Merger Agreement”). Pursuant to the Merger Agreement, Holding will be merged into EMJ Metals LLC, a wholly-owned subsidiary of the Company, with EMJ Metals LLC surviving and Holding ceasing to exist. Since you are a holder of options (“Holding Options”) to purchase common stock issued under the Earle M. Jorgensen Holding Company, Inc. Stock Option Plan effective January 30, 1997, as amended (the “Stock Option Plan”), to ensure that your rights under the Plan are protected and not changed, at the time the Transaction is deemed effective and without further action on your part, each Holding Option, whether vested or unvested, that is outstanding and unexercised at the effective time of the Merger will be assumed by EMJ and become an option (a “Company Option”) to purchase an equal number of shares of the common stock of the Company, at a per share exercise price equal to the exercise price of such Holding Option and otherwise on the same terms and conditions as provided in the Holding Option agreement and Stock Option Plan.

The Company Options will be options to purchase stock of a publicly traded company listed on the New York Stock Exchange and not a privately owned company. Accordingly, the Company

Options will be subject to the terms and conditions of Sections 4 and 8 of the Company’s 2004 Stock Incentive Plan. A copy of these provisions is enclosed herewith for your information.

By executing and returning a copy of this letter to me, you agree: (1) to the conversion of your Holding Options to Company Options as described in this letter; and (2) you release Holding and its affiliates, and their employees, directors and shareholders from any claim or cause of action relating to or arising from such conversion.

If you have any questions or concerns regarding the handling of your Holding Options, please contact William S. Johnson, Vice President and Chief Financial and Secretary, at (323) 567-1122.

Your prompt handling of this matter is appreciated.

Sincerely,

William S. Johnson

Agreed and accepted:

Name: